Exhibit 23.7

Energy Maritime Associates Pte Ltd E: fps@energymaritimeassociates.com W: www.energymaritimeassociates.com

February 7, 2018

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Ladies and Gentlemen:

Reference is made to the registration statement on Form F-4 and the proxy statement and prospectus contained therein, including any amendments or supplements thereto (the “Registration Statement”) of Euronav NV (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the Registration Statement including any such information that has been incorporated by reference into the Registration Statement from the Company’s annual report on Form 20-F for the year ended December 31, 2016. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the offshore oil and gas industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore oil and gas industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to any references to our firm in the sections of the Registration Statement.

Yours faithfully,

/s/ David Boggs
Energy Maritime Associates Pte Ltd
David Boggs, Managing Director

David Boggs

Managing Director

Energy Maritime Associates Pte Ltd

Westech Building, 237 Pandan Loop #08-04, Singapore 128424